Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A, No. 2-74980) of Morgan Stanley U.S. Government Money Market Trust, and to the incorporation by reference of our report, dated March 21, 2018, on Morgan Stanley U.S. Government Money Market Trust included in its Annual Report to Shareholders for the fiscal year ended January 31, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

May 31, 2018